EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ark Restaurants Corp. of our report dated January 4, 2010, relating to our audits of the consolidated financial statements of Ark Restaurants Corp. and subsidiaries as of October 3, 2009 and September 27, 2008, and for each of the two fiscal years in the period ended October 3, 2009, which appears in the Annual Report on Form 10-K for the year ended October 3, 2009.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ J.H. Cohn LLP

New York, New York
March 9, 2010